Exhibit 10.2

Performance Share Unit Agreement

This Performance Share Unit Agreement (this “Agreement”) is made and entered into as of [Date] (the “Grant Date”) by and between Chimera Investment Corporation, a Maryland corporation (the “Company”), and [Name] (the “Participant”).
WHEREAS, the Company sponsors the 2023 Equity Incentive Plan, as adopted effective June 14, 2023, and as may be amended, restated or otherwise modified from time to time (the “Plan”), pursuant to which awards of Performance Share Units (as defined below) may be granted;
WHEREAS, the Company and the Participant entered into an employment agreement effective as of [Date] (the “Employment Agreement”), which provides for a portion of the Participant’s compensation to be awarded in the form of Performance Share Units; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Performance Share Units provided for herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.Grant of Performance Share Units. Pursuant to Section 9 of the Plan, the Company hereby grants to the Participant an Award for a target number of [●] Performance Share Units (the “Target PSUs”). Each Performance Share Unit (“PSU”) represents the right to receive one share of common stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of PSUs that the Participant actually earns for the Performance Period (up to a maximum of [●] PSUs) will be determined by the level of achievement of the performance goals as described in Exhibit I attached hereto, subject to the additional service requirements set forth in this Agreement. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.
2.Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on [Grant Date] and ending on [last day of three-year performance period].
3.Performance-Vesting Requirements.
a.The number of PSUs earned by Participant for the Performance Period will be determined at the end of the LTI Measurement Period based on the level of achievement of the performance goals as described in Exhibit I. All determinations of whether the applicable performance goals have been achieved, the number of PSUs earned by the Participant, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion.
b.Promptly following completion of the LTI Measurement Period, the Committee will review and certify in writing (a) whether, and to what extent, the performance goals for the LTI Measurement Period have been achieved, and (b) the number of PSUs that the Participant shall earn, if any, based on such performance and subject to the service-vesting requirements of Section 4. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.
4.Service-Vesting Requirements. Except as otherwise provided herein, provided that the Participant remains in service with the Company through the last day of the Performance Period (the “Vesting Date”), the number of PSUs determined after adjustment for performance under Section 3 above (together any related Dividend Equivalent Units determined under Section 9.2 below) will vest as of the Vesting Date.

Exhibit 10.2
5.Termination of Service.
a.Except as otherwise expressly provided in this Agreement, if the Participant’s service with the Company terminates for any reason at any time before the Vesting Date, the Participant’s unvested PSUs shall be automatically forfeited upon such termination of service with the Company and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement.
b.Section 5.1 notwithstanding, if the Participant’s service with the Company is terminated before the Vesting Date (i) by reason of the Participant’s death or “Disability,” (ii) by the Company or an Affiliate without “Cause,” (iii) by the Participant for “Good Reason,” (iv) by reason of the Participant’s “Retirement,” or (v) by reason of a termination of employment after the Company’s nonrenewal of the Term of Employment that meets all of the conditions of Section 5(m)(i) or Section 5(m)(ii) of the Participant’s Employment Agreement, in effect as of the Grant Date, the PSUs, after adjustment for performance under Section 3 above, shall vest as of the Vesting Date as though termination of service had not occurred, in each case, provided that the Participant complies with Section 5(i) of the Employment Agreement, in effect at the time of this grant. For purposes of this Agreement, “Disability,” “Cause,” “Good Reason” and “Term of Employment” are as defined under the Employment Agreement. For purposes of this Agreement, “Retirement” means the termination of service with the Company by the Participant with or without Good Reason or by the Company without Cause, in each case, after the Participant has attained age 55 and the sum of his age plus his years of service with the Company and its predecessors (including, in each case, fractional years) equals or exceeds 65 as of such termination date, and the Participant has at least five years of service with the Company and its predecessors as of such termination date, provided that the Participant complies with Section 5(i) of the Employment Agreement, in effect at the time of this grant. Years of service for this purpose will be based on all periods of employment with the Company and its predecessors as determined by the Company in accordance with such rules and procedures as it may establish from time to time, provided that years of service shall include employment by Fixed Income Discount Advisory Company (“FIDAC”) during the time FIDAC was the external manager of the Company.
6.Effect of a Change in Control. Notwithstanding anything herein to the contrary, upon the consummation of a Change in Control, (i) the percentage of the Target PSUs that would have vested in accordance with the performance-vesting provisions of Section 3 based on the Relative Economic Return, Company Economic Return, Relative TSR and Company TSR (each, as defined in Exhibit I), as applicable, from the first day of the applicable LTI Measurement Period through the end of the most recent fiscal quarter prior to such Change in Control for which data is available (or the last day of the applicable LTI Measurement Period, if earlier) will be eligible to vest on the Vesting Date, subject only to the Participant’s continuing employment with the Company (except as otherwise provided in Sections 5(a), 5(b) or 5(e) of the Employment Agreement), and (ii) any portion of the Target PSUs that would not have vested in accordance with the performance-vesting provisions of Section 3 based on actual performance as described in clause (i) above will be forfeited as of such Change in Control with no compensation due therefor. For the avoidance of doubt, any PSUs that would continue to be eligible to vest

Exhibit 10.2
following a Change in Control in accordance with clause (i) above may be substituted with awards payable in cash amounts tied to the consideration paid in connection with the Change in Control, as determined by the Committee in its sole discretion.
7.Payment of PSUs. Payment in respect of the PSUs earned for the Performance Period shall be made in shares of common stock and shall be issued to the Participant as soon as practicable following the Vesting Date and in any event no later than March __, 20__. The Company shall (a) issue and deliver to the Participant the number of shares of common stock equal to the number of vested PSUs, and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the shares of common stock delivered to the Participant.
8.Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Participant immediately prior to such transfer.
9.Rights as Shareholder; Dividend Equivalents.
a.The Participant shall not have any rights of a shareholder with respect to the shares of common stock underlying the PSUs, including, but not limited to, voting rights.
b.If a cash dividend is paid with respect to the shares of the Company’s common stock, the Participant shall be credited with additional PSUs (“Dividend Equivalent Units”) equal to (i) the total cash dividend the Participant would have received had PSUs that vest in accordance with this Agreement (and any previously credited Dividend Equivalent Units with respect thereto), after taking into account the performance adjustment under Section 3 above, been actual shares of common stock of the Company divided by (ii) the Fair Market Value of a share of common stock of the Company as of the applicable dividend payment date. Such Dividend Equivalent Units shall be subject to the same vesting and payment provisions otherwise applicable to the PSUs. Any fractional Dividend Equivalent Units shall payable shall be settled in cash.
c.Upon and following the vesting of the PSUs and the issuance of shares, the Participant shall be the record owner of the shares of common stock underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).
10.No Right to Employment. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s Service with the Company at any time, with or without Cause.
11.Adjustments. If any change is made to the outstanding common stock or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.
12.Tax Liability and Withholding.
a.The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and

Exhibit 10.2
to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
i.tendering a cash payment;
ii.authorizing the Company to withhold shares of common stock from the shares of common stock otherwise issuable or deliverable to the Participant as a result of the vesting of the PSUs; provided, however, that no shares of common stock shall be withheld with a value exceeding the amount of tax required to be withheld by law; or
iii.delivering to the Company previously owned and unencumbered shares of common stock.
b.Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.
13.Compliance with Law. The issuance and transfer of shares of common stock in connection with the PSUs shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of common stock may be listed. No shares of common stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
14.Dodd-Frank Clawback Rules. This award of Restricted Stock Units is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder (the “Dodd-Frank Clawback Rules”), and (ii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant. For the avoidance of doubt, if the Dodd-Frank Clawback Rules and any implementing policy apply to the Participant, then (A) the Participant will not be entitled to earn or retain any portion of the Restricted Stock Units that is determined to be erroneously awarded compensation, and (B) the Company may take action against the Restricted Stock Units or any proceeds the Participant receives from them to recover any erroneously awarded compensation the Participant may have received from the Company (whether related to the Restricted Stock Units or otherwise), all in accordance with the Dodd-Frank Clawback Rules and the applicable implementing policy and subject to the requirements of applicable law.
15.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this

Exhibit 10.2
Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
16.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles.
17.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
18.PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
19.Employment Agreement Satisfaction. The Participant agrees and acknowledges that this grant of PSUs satisfies the Company’s obligation under the Participant’s Employment Agreement, in effect as of the Grant Date, to grant to the Participant PSUs for the PSU Performance Period commencing on [Grant Date] and ending on [last day of three-year performance period].
20.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.
21.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
22.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.
23.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.
24.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

Exhibit 10.2
25.No Impact on Other Benefits. The value of the Participant’s PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
26.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
27.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CHIMERA INVESTMENT CORPORATION
By: _____________________ Name: Title:
[Name of Participant]
By: _____________________

Exhibit 10.2

Exhibit I

Performance Period: The Performance Period shall commence on [Grant Date] and end on [last day of three-year performance period].
Performance Measures:
For purposes of the PSUs, Relative Economic Return, Company Economic Return, Relative TSR and Company TSR will be based on the “LTI Measurement Period,” which is the period beginning on the first day of the [quarter] fiscal quarter of the calendar year immediately preceding the beginning of the PSU Performance Period through the last day of the [quarter] fiscal quarter of the last calendar year in the PSU Performance Period (i.e., Q3 to Q3 measurement period, which is October 1, 20__ through September 30, 20__).
Of the Target PSUs:
a.50% will be subject to performance metrics tied to Relative Economic Return, subject to adjustment based on Company Economic Return as described below, for the LTI Measurement Period (the “Economic Return PSUs”)
b.50% will be subject to performance metrics tied to Relative TSR, subject to adjustment based on Company TSR as described below, for the LTI Measurement Period (the “TSR PSUs”)
Subject (except as otherwise provided in the Employment Agreement, this Agreement or this Exhibit I) to the Participant’s continuing employment through the last day of the PSU Performance Period, between 0% and 200% of the Target PSUs will vest as of the last day of the PSU Performance, based on achievement of the Economic Return and TSR metrics described below.
Economic Return
The Economic Return PSUs may vest as of the last day of the PSU Performance Period based on the Company Economic Return compared to that of the Peer Group (measured as a percentile) for the LTI Measurement Period, as follows, subject to adjustment based on Company Economic Return as described below:

Relative Economic Return	Percentage of Economic Return PSUs
Less than the Threshold	0%
50th Percentile	100%
75th Percentile	150%
100th Percentile	200%

“Threshold” means, for purposes of Relative Economic Return, the lesser of (x) the average of the weekly 2-year Treasury note rates published in the U.S. Reserve H.15 Report for the 156 weeks in the LTI Measurement Period plus 100 basis points or (y) the 25th percentile of Relative Economic Return.
For any Relative Economic Return achieved between the percentiles specified in the above table (if performance is above the Threshold), the percentage of the Target PSUs that will vest for the PSU Performance Period will be determined by linear interpolation. If the achieved Relative Economic Return is at or above the Threshold but below the 50th percentile, the percentile corresponding to the achieved Relative Economic Return will be used when applying such linear interpolation.

Exhibit 10.2
Notwithstanding the foregoing, in the event that the Company Economic Return for the LTI Measurement Period is at or below zero, achievement of the Economic Return metric shall be deemed to not exceed 100%.

Relative TSR

The TSR PSUs may vest as of the last day of the PSU Performance Period based on the Company TSR compared to that of the Peer Group (measured as a percentile) for the LTI Measurement Period, subject to adjustment based on Company TSR as described below:

Relative TSR	Percentage of TSR PSUs
Less than the Threshold	0%
50th Percentile	100%
75th Percentile	150%
100th Percentile	200%
“Threshold” means, for purposes of Relative TSR, the lesser of (x) the average of the weekly 2-year Treasury note rates published in the U.S. Reserve H.15 Report for the 156 weeks in the LTI Measurement Period plus 100 basis points or (y) the 25th percentile of Relative TSR.
For any Relative TSR achieved between the percentiles specified in the above table (if performance is above the Threshold), the percentage of the TSR PSUs that may vest for the PSU Performance Period will be determined by linear interpolation. If the achieved Relative TSR is at or above the Threshold but below the 50th percentile, the percentile corresponding to the achieved Relative TSR will be used when applying such linear interpolation.
Notwithstanding the foregoing, in the event that the Company TSR for the LTI Measurement Period is at or below zero, achievement of the TSR metric shall be deemed to not exceed 100%.
Additional Definitions: For purposes of the PSUs, the following terms shall have the following meanings:
a.“Company Economic Return” means (x) the Company’s change in book value per share (“BVPS”), plus (y) common stock dividends, for the LTI Measurement Period.
b.“Company TSR” means, for the LTI Measurement Period, the percentage change in the value of a share of the Company’s common stock from the closing price on the last trading day before the beginning of the applicable measurement period to the closing price on the last trading day of the LTI Measurement Period (plus common stock dividends paid during the LTI Measurement Period, assuming immediate reinvestment of such dividends in additional common shares), as determined by the Committee in its sole discretion. Accordingly, for the LTI Measurement Period, Company TSR will be measured based on the closing price on [Date] and the closing price on [Date] (plus common stock dividends as described above).
c.“Peer Group” means the entities (other than the Company) included in the iShares Mortgage Real Estate ETF as of the beginning of the LTI Measurement Period. Any entity (other than the Company) that ceases to be included in the iShares Mortgage Real Estate ETF during the LTI Measurement Period shall be treated as performing at the lowest level in the Peer Group for the LTI Measurement Period.
d.“Relative Economic Return” means (i) the Company Economic Return for the LTI Measurement Period, divided by (ii) BVPS at the beginning of the LTI Measurement Period, as such amount stands in relation to the economic return (measured in the same

Exhibit 10.2
way that the Company Economic Return is measured) during the LTI Measurement Period of the entities in the Peer Group.
e.“Relative TSR” means the Company TSR as such amount stands in relation to the total shareholder return (determined in the same way that the Company TSR is determined) for the LTI Measurement Period of the entities (other than the Company) included in the Peer Group, as determined by the Committee in its sole discretion.

Committee Determinations: All determinations with respect to the PSUs, including, without limitation, the amount, if any, that vests or is payable to the Participant, will be made by the Committee, in good faith, and in compliance with the Agreement and this Exhibit I. All such determinations will be final and binding on the Participant and the Company. The Committee may adjust any of the performance metrics set forth herein to exclude the impact of any acquisitions or dispositions of businesses or business segments by the Company, one-time non-operating charges, unusual or nonrecurring items, accounting changes (including the early adoption of any accounting change mandated by any governing body, organization or authority), changes in tax laws, impact of discontinued operations, restatements of prior period financial results, and any other events or transactions that may result in distortion of the performance metrics or the value of the PSUs. In addition, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render any of the performance metrics set forth herein unsuitable, the Committee may modify any such performance metrics, in whole or in part, as the Committee deems appropriate and equitable.